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                                                                    EXHIBIT 99.1

                          HEALTHNET INTERNATIONAL INC.
                      1999 NON-QUALIFIED STOCK OPTION PLAN
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                                    SECTION 1
                                  INTRODUCTION

         1.1 ESTABLISHMENT. Healthnet International Inc., a Colorado corporation, hereby establishes the Healthnet International Inc. 1999 Stock Option Plan (the "Plan") for employees, consultants, directors, and other advisors associated with the Company whom the Board wishes to incentivize. Healthnet International Inc., together with its affiliated corporations, as defined in Section 2.1(a) hereafter, are referred to as the "Company," except where the context otherwise requires.

         1.2 PURPOSES. The purposes of the Plan are to provide the Eligible Participants selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that rewards for the Eligible Participants is more closely aligned with the pursuit of value for the Company and the Company's stockholders. The Plan also is designed to attract Eligible Participants and to retain and motivate such persons by providing an opportunity for investment in the Company.

                                    SECTION 2
                                   DEFINITIONS

         2.1 DEFINITIONS. The following terms will have the meanings set forth below:

             (a) "AFFILIATED CORPORATION" means any corporation or other entity (including, but not limited to, a partnership) that is affiliated with Healthnet International Inc. through stock ownership or otherwise and is treated as a common employer under the provisions of Code Sections 414(b) and (c).

             (b) "BOARD" means the Board of Directors of Healthnet International Inc.

             (c) "CODE" means the Internal Revenue Code of 1986, as it may be amended from time to time.

             (d) "EFFECTIVE DATE" means the effective date of the Plan, which will be February 1, 1999.

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             (e) "ELIGIBLE PARTICIPANTS" means all employees (including, without limitation, all officers), directors, consultants and all other advisors whom the Board wishes to incentivize to contribute to the fortunes of the Company.

             (f) "FAIR VALUE" means the value of a Share of Stock as determined by the Stock Option Committee acting in good faith and in its sole discretion. Notwithstanding the above, if the Stock is actively traded in an established stock or quotation market, "FAIR VALUE" will mean the officially quoted closing price of the Stock on such exchange (a "National Exchange") on a particular date selected by the Stock Option Committee in establishing the purchase price of Shares of the Option.

             (g) "STOCK OPTION COMMITTEE" means the Board, as defined in Section 2.1(b).

             (h) "NON-STATUTORY OPTION" means an Option granted under this Plan in accordance with the requirements of Code Section 83.

             (i) "OPTION" means a right to purchase Stock at a stated price for a specified period of time.

             (j) "OPTION PRICE" means the price at which shares of Stock subject to an Option may be purchased, determined in accordance with Section 6.2(b).

             (k) "OPTION HOLDER" means an Eligible Participant designated by the Stock Option Committee from time to time during the term of the Plan to receive one or more Options under the Plan.

             (l) "SHARE" or "SHARES" means a share or shares of Stock.

             (m) "STOCK" means the common stock of the Company.

         2.2 GENDER AND NUMBER. Except where otherwise indicated by the context, the masculine gender also will include the feminine gender, and the definition of any term herein in the singular also will include the plural.

                                    SECTION 3
                               PLAN ADMINISTRATION

         The Plan will be administered by the Stock Option Committee. In accordance with the provisions of the Plan, the Stock Option Committee will, in accordance with policies approved by the Board and otherwise in its sole discretion, select the Eligible Participants to whom Options will be granted, the form of each Option, the amount of each Option, and any other terms and conditions of each Option as the Stock Option Committee may deem necessary or desirable and consistent with the terms of the Plan. The Stock Option Committee will determine the form or forms of the agreements with Option Holders. The agreements will evidence the particular provisions, terms, conditions, rights and duties of the Company and the Option Holders with respect to Options granted

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pursuant to the Plan, which provisions need not be identical except as may be provided herein. The Stock Option Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Stock Option Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it will deem expedient and it will be the sole and final judge of such expediency. No member of the Stock Option Committee will be liable for any action or determination made in good faith, and all members of the Committee will, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation. The determinations, interpretations, and other actions of the Stock Option Committee pursuant to the provisions of the Plan will be binding and conclusive for all purposes and on all persons.

                                    SECTION 4
                            STOCK SUBJECT TO THE PLAN

         4.1 NUMBER OF SHARES. 1,200,000 Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan. Shares that may be issued upon the exercise of Options will be applied to reduce the maximum number of Shares remaining available under the Plan and while any Options are outstanding, the Company will retain as authorized and unissued stock at least the number of Shares from time to time required under the provisions of the Plan or otherwise assure itself of its ability to perform its obligations hereunder.

         4.2 UNUSED AND FORFEITED STOCK. Any Shares that are subject to an Option under this Plan that are not used because the terms and conditions of the Option are not met or any Shares that are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised or any Shares retained by the Company for any purpose of this Plan automatically will be returned to the Plan pool and become available for use under the Plan.

         4.3 ADJUSTMENTS FOR STOCK SPLIT, STOCK DIVIDEND, ETC. If the Company at any time increases or decreases the number of its outstanding Shares of Stock, or changes in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then, in relation to the Stock that is affected by the above events, the provisions of this Section
4.3 will apply. In such event, the numbers, rights and privileges of the following will be increased, decreased or changed in like manner as if such Shares had been issued and outstanding, fully paid and nonassessable at the time of such event: (i) adjustment to the shares of Stock as to which Options may be granted under the Plan; and (ii) adjustment to the exercise price of each outstanding Option granted hereunder.

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         4.4 GENERAL ADJUSTMENT RULES. If any adjustment or substitution provided for in this Section 4 will result in the creation of a fractional Share under any Option, the number of Shares subject to the option will be rounded to the next higher Share.

         4.5 DETERMINATION BY STOCK OPTION COMMITTEE, ETC. Adjustments under this Section 4 will be made by the Stock Option Committee, whose determinations with regard thereto will be final and binding upon all parties.

                                    SECTION 5
                          REORGANIZATION OR LIQUIDATION

         In the event that the Company is merged or consolidated with another corporation (other than a merger or consolidation in which the Company is the continuing corporation and that does not result in any reclassification or change of outstanding Shares), or if all or substantially all of the assets or more than 20% of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person (other than by a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company), or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, the Stock Option Committee will have the power and discretion to prescribe the terms and conditions for the exercise or modification of any outstanding Options granted hereunder. By way of illustration, and not by way of limitation, the Stock Option Committee may provide for the complete or partial acceleration of the dates of exercise of the Options, or may provide that such Options will be exchanged or converted into options to acquire securities of the surviving or acquiring corporation, or may provide for a payment or distribution in respect of outstanding Options (or the portion thereof that currently is exercisable) in cancellation thereof. The Stock Option Committee may provide that Options granted hereunder must be exercised in connection with the closing of such transaction, and that if not so exercised such Options will expire. Any such determinations by the Stock Option Committee may be made generally with respect to all Option Holders, or may be made on a case-by-case basis with respect to particular Option Holders. The provisions of this Section 5 will not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock. Any determination by the Stock Option Committee hereunder shall not amend the terms of any Option without the consent of the Option Holder unless, in the opinion of the Committee acting reasonably, such amendment is necessary to permit the alterations to the Company to be effected and such is in the interest of shareholders generally.

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                                    SECTION 6
                                  STOCK OPTIONS

         6.1 GRANT OF OPTIONS. An Eligible Participant may be granted one or more Options. Options granted under the Plan will be Non-Statutory Options.

         6.2 OPTION AGREEMENTS. Each Option granted under the Plan will be evidenced by a written stock option agreement that will be entered into by the Company and the Eligible Participant to whom the Option is granted (the "Option Holder"), and will contain the following terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Stock Option Committee may consider appropriate in each case. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the agreement will govern where not inconsistent with law. However, the provisions of the Plan will govern where the agreement omits to provide for a matter governed by the Plan and the agreement will not be complete nor enforceable where it fails to provide for the following matters, unless such matters are elsewhere provided or are herein provided by the terms of this Plan:

             (a) NUMBER OF SHARES. Each stock option agreement will state that it covers a specified number of Shares, as determined by the Stock Option Committee.

             (b) PRICE. The price at which each Share covered by an Option may be purchased will be determined by the Stock Option Committee and set forth in the stock option agreement.

             (c) VESTING PERIOD. Each Stock Option will state the time and the amount of the Shares of the Option which vest, and are exercisable thereafter, at specified times during the Option Period. Unless otherwise provided in the Option agreement, Options will vest and be exercisable for types of Option Holders a s follows:

         (i) Directors and senior officers to Vice-President- 25% of the amount of the Shares under Option upon granting and 25% each six months thereafter;

         (ii) Employees Generally - 10% at the end of the later of the first three months or the stated probation period and 5% at the end of each calendar month thereafter; and

         (iii) Other Option Holders - 10% at the end of the first 30 days of engagement, 20% upon completion of 50% of the term, where a particular term, or upon 50% of project completion, where project contract specific, and the remainder upon, and for a period of 90 days thereafter, the Company's certifying substantial satisfaction, acting reasonably, with contract and/or project completion.

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             (d) DURATION OF OPTIONS. Each stock option agreement will state the period of time within which the Option may be exercised by the Option Holder
(the "Option Period"). The Option Period must expire, in all cases, not more than ten years from the date an Option is granted. Unless otherwise stated, director and senior officer Options shall be the lesser of five years or the term of their office plus 60 days, employee Options the lesser of five years or the term of their employment plus 60 days, and other Option Holders the lesser of five years or the term of the engagement agreement plus 60 days. Notwithstanding any other provisions hereof, unless otherwise determined by the Stock Option Committee, any Option granted to an officer, director or more than 10% shareholder of the company hereunder shall not become exercisable until at least six months following the date of grant.

             (e) TERMINATION OF EMPLOYMENT, DEATH, DISABILITY, ETC. Except as otherwise determined by the Stock Option Committee, each stock option agreement will provide as follows with respect to the exercise of the Option upon termination of the employment or the death of the Option Holder:

                 (i) If the Option Holder's employment or office with the Company is terminated within the Option Period for cause, as determined by the Company in its sole discretion, or if the Option Holder resigns without appropriate or agreed notice and agreed termination terms, the Option thereafter will be void for all purposes immediately upon notice of termination or resignation, as the case may be, unless otherwise agreed by the Company. As used in this Section, "cause" will mean a gross violation, as determined by the Company, of the Company's established policies and procedures. If the Option Holder is terminated for another reason, not contemplated in this agreement, then the Option shall be exercisable, as to the vested portion only on the date of termination, for a period of 30 days after termination, except as otherwise permitted by the Stock Option Committee or the Option agreement and not to exceed the Option Period. The effect of this Section will be limited to determining the consequences of a termination, and nothing in this Section will restrict or otherwise interfere with the Company's discretion with respect to the termination of any employee.

                 (ii) If the Option Holder's employment with the Company is terminated within the Option Period because of the Option Holder's death or disability (within the meaning of Code Section 22(e)), the Option will remain exercisable, to the extent that it was vested and exercisable on the date of the Option Holder's death or disability, for a period of twelve months after such date; provided, however, that in no event may the Option be exercised after the expiration of the Option Period.

                 (iii) For all purposes under this Section, an Eligible Participant who is not an employee or office holder of the Company will be considered to have a termination at the conclusion of the relevant contract or upon notice by the Company of termination for default or breach of agreement. If the contract is terminated for breach or default then the Option shall terminate immediately. Otherwise the Option shall terminate in accordance with its terms or sections 6.2(c)(iii) and 6.2(d) above.

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             (f) TRANSFERABILITY OF OPTION. Each stock option agreement will provide that the Option and exercise rights granted therein is not transferable or subject to assignment or lien for security purposes by the Option Holder except to the Option Holder's legal representative, his estate, a family corporation or personal holding corporation, a bona fide lender or in such other circumstances as the Stock Option Committee may approve, subject to legal advice and at its sole unfettered discretion which may be exercised contrary without reason. Each assignment of an interest in an Option must be approved before such will be enforceable.

             (g) EXERCISE, PAYMENTS, ETC.

                 (i) Each stock option agreement will provide that the method for exercising the Option granted therein will be by delivery to the Corporate Secretary of the Company of written notice specifying the particular Option (or portion thereof) that is being exercised and the number of Shares with respect to which such Option is exercised, together with payment of the Option Price. Such notice shall be in a form satisfactory to the Stock Option Committee. The exercise of the Option will be deemed effective upon receipt of such notice by the Corporate Secretary and payment to the Company of the Option Price. The purchase of such Stock will take place at the principal offices of the Company upon delivery of such notice. A properly executed certificate or certificates representing the Stock will be issued by the Company and delivered to the Option Holder. Unless restricted by the Option agreement, the exercise price shall be paid by any of the following methods or any combination of the following methods:

                     (A) in cash;

                     (B) by cashier's check, certified cheque, or other
                         acceptable banker's note payable to the order of the Company;

                     (C) by net exercise notice whereby the Option Holder
                         will authorize the return to the Plan pool, and deduction from the Option Holder's Stock Option, of sufficient Option Shares whose net value (Share Fair Value less Option exercise price) is sufficient to pay the Option Price of the Shares exercised, the Fair Value of the Shares of the Option to be returned to the Plan pool as payment will be determined by the closing price of the Company's Shares on the date notice is delivered;

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                     (D) by delivery to the Company of properly executed
                         notice of exercise together with irrevocable instructions (referred to in the industry as 'delivery against payment') to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the stock or of a loan from the broker to the Option Holder necessary to pay the exercise price; or

                     (E) such other method as the Option Holder and the
                         Stock Option Committee may determine as adequate including delivery of acceptable securities (including securities of the Company), set-off for wages or invoices due, property, or other adequate value.

                 (ii) In the discretion of the Stock Option Committee, the Company may guarantee a third-party loan obtained by an Option Holder to pay part or all of the Option Price of the Shares provided that such loan or the Company's guaranty is secured by the Shares.

             (h) DATE OF GRANT. An Option will be considered as having been granted on the date specified in the grant resolution of the Stock Option Committee.

         6.3 STOCKHOLDER PRIVILEGES. Prior to the exercise of the Option and the transfer of Shares to the Option Holder, an Option Holder will have no rights as a stockholder with respect to any Shares subject to any Option granted to such person under this Plan and, until the Option Holder becomes the holder of record of such Stock, no adjustments, other than those described in Section 4, will be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock.

                                    SECTION 7
                     RIGHTS OF EMPLOYEES AND OPTION HOLDERS

         7.1 EMPLOYMENT. Nothing contained in the Plan or in any Option will confer upon any Eligible Participant any right with respect to the continuation of employment by the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of such Eligible Participant from the rate in existence at the time of the grant of an Option.

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                                    SECTION 8
                              GENERAL RESTRICTIONS

         8.1 INVESTMENT REPRESENTATIONS. The Company may require any person to whom an Option is granted, as a condition of exercising such Option or receiving Stock under the Option, to give written assurances, in the substance and form satisfactory to the Company and its counsel, to the effect that such person is acquiring the Stock subject to the Option for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with U.S. and Canadian federal and applicable state and provincial securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock.

         8.2 COMPLIANCE WITH SECURITIES LAWS. Each Option will be subject to the requirement that, if at any time counsel to the Company determines that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any U.S. or Canadian provincial, state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval will have been effected or obtained on conditions acceptable to the Stock Option Committee. Nothing herein will be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

                                    SECTION 9
                             OTHER EMPLOYEE BENEFITS

         The amount of any compensation deemed to be received by an Option Holder as a result of the exercise of an Option will not constitute "earnings" with respect to which any other employee benefits of such Option Holder are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan. Any taxable consequences of any Option are entirely the responsibility of the Option Holder and no contribution shall be required of the Company and , further, if the Company should suffer liability for unpaid taxes of an Option Holder then the full amount of such shall be a debt of the Option Holder to the Company payable immediately and for which the Company may seek judgment and , before judgment or process, may set-off against any amounts due to the Option Holder or may recover, again before judgment or process, by exercise of any Options of the Holder on the Option Holder's behalf, at the discretion of the Stock Option Committee.

                                   SECTION 10
                  PLAN AMENDMENT, MODIFICATION AND TERMINATION

         The Board may at any time terminate, and from time to time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval otherwise is necessary or desirable.

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         No amendment, modification or termination of the Plan will in any manner adversely affect any Options theretofore granted under the Plan, without the consent of the Option Holder holding such Options.

                                   SECTION 11
                                   WITHHOLDING

         11.1 WITHHOLDING REQUIREMENT. The Company's obligations to deliver Shares upon the exercise of an Option will be subject to the Option Holder's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

         11.2 WITHHOLDING WITH STOCK. At the time an Option is granted, the Stock Option Committee, in its sole discretion, may permit the Option Holder to pay all such amounts of tax withholding, or any part thereof that is due upon exercise of the Option, by such adjustments as the Stock Option Committee determines, including adjustment to a net exercise price or adjustment to the Option Price.

                                   SECTION 12
                             BROKERAGE ARRANGEMENTS

         The Stock Option Committee, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the disposition of shares acquired upon exercise of Stock Options, including, without limitation, arrangements for the simultaneous exercise of Stock Options and sale of the Shares acquired upon such exercise.

                                   SECTION 13
                           NONEXCLUSIVITY OF THE PLAN

         The adoption of the Plan by the Board will not be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, that the Company or any Affiliated Corporation now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

                                   SECTION 14
                               REQUIREMENTS OF LAW

         14.1 REQUIREMENTS OF LAW. The issuance of Stock and the payment of cash pursuant to the Plan will be subject to all applicable laws, rules and regulations.

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         14.2 GOVERNING LAW. The Plan and all agreements hereunder will be construed in accordance with and governed by the laws of the State of Colorado.

                                   SECTION 15
                              DURATION OF THE PLAN

         The Plan will terminate at such time as may be determined by the Board, and no Option will be granted after such termination. If not sooner terminated under the preceding sentence, the Plan will fully cease and expire at midnight on December 31, 2009. Options outstanding at the time of the Plan termination may continue to be exercised in accordance with their terms.

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